UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 31, 2009

(date of earliest event reported)

VASCULAR SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-27605

Minnesota	41-1859679
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 Sycamore Court

Minneapolis, Minnesota 55369

(Address of principal executive offices)

(763) 656-4300

(Registrant’s telephone number, including are code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act ( 17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2009, Vascular Solutions, Inc. (“Company”) and James H. Quackenbush, the Company’s Vice President of Manufacturing, entered into a Separation Agreement and General Release (“Separation Agreement”) that sets forth the terms and conditions under which Mr. Quackenbush and the Company will terminate Mr. Quackenbush’s employment relationship with the Company. Mr. Quackenbush resigned as an officer of the Company effective January 5, 2010. He will remain an employee of the Company until February 5, 2010.

In consideration of Mr. Quackenbush’s services to the Company and pursuant to the terms of the Separation Agreement, the Company will provide the following to Mr. Quackenbush until February 5, 2010: (a) his current salary and benefits; (b) payment for all accrued and unused vacation time, currently estimated to be $19,168.27; and (c) participation in the Company’s stock option plan, stock purchase plan, and bonus plans, including continued vesting of Mr. Quackenbush’s existing restricted stock awards. Mr. Quackenbush will also receive a 2009 year-end bonus in an amount awarded by the Compensation Committee of the Board of Directors.

Receipt of these payments and other benefits is subject to Mr. Quackenbush providing assistance with the transition of his work and responsibilities, as well as the expiration of certain rescission rights in the Separation Agreement. The Separation Agreement also contains a general release of claims against the Company by Mr. Quackenbush.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

10.1	Separation Agreement between Company and James H. Quackenbush

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VASCULAR SOLUTIONS, INC.

Date: January 6, 2010	By:	/s/ James Hennen
James Hennen Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Separation Agreement between Company and James H. Quackenbush